Exhibit 99

Uroplasty Announces Delay in Filing Form 10-K
Chief Financial Officer on Administrative Leave

MINNEAPOLIS, MN, June 14, 2013 – Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative products to treat voiding dysfunctions, announced today that it will delay the filing of its Annual Report on Form 10-K for the year ended March 31, 2013, until the completion of a review of its internal control over financial reporting.

In connection with a review of employee expense reimbursements conducted after the end of the fiscal year, the Company uncovered limited issues related to the internal controls surrounding the employee expense reimbursement approval process. The Company preliminarily concluded that these issues were unlikely to materially affect its financial statements. However, as a result of this review, the Company later uncovered issues in internal control related to the recognition of orders and the payment of sales commissions at the end of fiscal quarters. The Company concluded that further review was advisable. The review is being conducted at the direction of the Audit Committee of the Board of Directors of the Company, with the assistance of independent advisors.

Based upon facts available, the Company does not currently believe that a material revision of its previously released earnings is likely. However, the review of internal control issues has not been completed and the Company is unable at this time to fully assess the potential impact on its financial statements.

The Company has placed Mahedi Jiwani, its Chief Financial Officer, on administrative leave pending completion of the internal control review.

About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a global medical company committed to offering transformative treatment options to specialty physicians. Our products are designed to help providers change the lives of their voiding dysfunction patients and strengthen the efficiency of their practices. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, the only FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder and associated symptoms of urgency, frequency and urge incontinence. We also offer Macroplastique®, an injectable urethral bulking agent for the treatment agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

Forward-Looking Information
This press release contains forward-looking statements that reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results, including further facts or issues that may be uncovered during the course of the review and investigation referenced in this press release.